EXHIBIT (d)(3)(b)

PACIFIC FUNDS

FEE SCHEDULE

INVESCO FUNDS GROUP, INC.

(Effective January 1, 2004)

Funds: PF INVESCO Health Sciences and PF INVESCO Technology

The Adviser will pay to the Fund Manager a monthly fee based on the average daily net assets of PF INVESCO Health Sciences Fund and the PF INVESCO Technology Fund according to the following calculation:

(a)	0.500% on the first $100 million of the Combined Assets as defined below,
0.475% on the next $150 million of the Combined Assets, plus
0.450% on the next $250 million of the Combined Assets, plus
0.425% on Combined Assets above $500 million; multiplied by

(b)	the ratio of each Fund’s average daily net assets over the Combined Assets.

For purposes of the above calculations, “Combined Assets” means the sum of the average daily net assets of the PF INVESCO Health Sciences Fund and PF INVESCO Technology Fund and the average daily net assets of the Financial Services Portfolio, Health Sciences Portfolio and Technology Portfolio of Pacific Select Fund.

All Funds: Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of                     , 2003.

PACIFIC LIFE INSURANCE COMPANY

Attest:	By:
Name: Title:	Name: Title:

Attest:	By:
Name: Title:	Name: Title:

INVESCO FUNDS GROUP, INC.

Attest:	By:
Name: Title:	Name: Title:

PACIFIC FUNDS

Attest:	By:
Name: Title:	Name: Title: